Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of April 10, 2013, by and among Broadcast International, Inc., a Utah corporation  (“Parent”), Alta Acquisition Corporation, a Nevada corporation (“Merger Sub”) and AllDigital Holdings, Inc., a Nevada corporation (the “Company”) with respect to the Agreement and Plan of Merger dated January 6, 2013 among Parent, Merger Sub and the Company (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, subsequent to signing the Merger Agreement, certain questions and issues have arisen that have required time to resolve; and

WHEREAS, the parties to the Merger Agreement desire to continue to work together in order to resolve all concerns, but desire to amend certain provisions of the Merger Agreement as set forth herein in order to provide the parties with some flexibility during the period of such cooperation.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration set forth herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

2.	Amendments to Merger Agreement.

a.	Amendment to Termination Provisions. Section 8.1 to the Merger Agreement is amended by adding the following subsection (l):

(l)  by either Parent or the Company, without cause, upon three (3) days advance written notice to the other parties to this Agreement.  Subsection (iii) of Section 8.2 shall not apply to a termination under this Section 8.2(l) and, notwithstanding such subsection, if this Agreement is terminated under Section 8.2(l), no party shall have any liability to the other party upon termination of this Agreement.

b.
Suspension of No-Shop and Related Provisions.  From the date first set forth above until such date as the Company and Parent shall have both approved, and Parent has filed with the SEC, the Joint Proxy Statement/Prospectus (such date, the “Move Forward Date”), the application and effectiveness of provisions of Sections 4.4, 4.5, 5.1, 5.2, 5.3 and 5.4 of the Merger Agreement shall be suspended.   From and after the occurrence of the Move Forward Date, the suspension effected by this Section 2(b) of this Amendment shall expire, and Sections 4.4, 4.5, 5.1, 5.2, 5.3 and 5.4 of the Merger Agreement shall once again represent binding obligations under the Merger Agreement.

3.	No Other Changes. Except as amended by this Amendment, the Merger Agreement remains in full force and effect and is hereby ratified and confirmed by Parent, Merger Sub and the Company.

4.	Misc. Terms. This Amendment shall be governed by the general terms and provisions set forth in Section 9 of the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be duly executed by their respective authorized officers as of the day and year first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

ALTA ACQUISITIONS CORPORATION

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

ALLDIGITAL HOLDINGS, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	COO/CFO

[Signature Page to First Amendment to Agreement and Plan of Merger]